AgroFresh Solutions Reports Results for Third Quarter and First Nine Months of 2019

•Quarterly performance primarily affected by a two-week apple harvest delay across the northern hemisphere, shifting substantial revenue to the fourth quarter.
•Third quarter net sales were $49.0 million, a decrease of 28.7% (27% on a constant currency basis) versus the prior year period. Year-to-date net sales decreased 13.1% (11.2% on a constant currency basis) versus the prior year period.
•Year-to-date sales of Tecnidex decreased 1.2% on an absolute basis and increased 4.7% on a constant currency basis versus the prior year period.
•Selling, general and administrative expense decreased 17.6% to $15.0 million for the third quarter of 2019, and decreased 7.7% when excluding nonrecurring items related to litigation, severance and M&A, versus the prior year period.
•Net income of $3.3 million for the third quarter of 2019, as compared to net income of $3.5 million for the third quarter of 2018.
•Adjusted EBITDA(1) of $20.6 million for the third quarter of 2019, as compared to $34.6 million in the third quarter of 2018, and was impacted by the northern hemisphere apple harvest delay.
PHILADELPHIA, November 7, 2019 --AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (Nasdaq: AGFS), a global leader in produce freshness solutions, today announced its financial results for the third quarter and nine months ended September 30, 2019.
Jordi Ferre, Chief Executive Officer commented, “This season we were met with a delayed apple harvest in both the United States and Europe, making it difficult to compare our third quarter results to the prior year period, where we experienced an early harvest. Third quarter results are not representative of our expectations for the 2019 northern hemisphere season, which extends through the fourth quarter. The shift in sales from September to October caused October to become the largest revenue month of the year. We project that our full year 2019 net sales will be stable to down in the low-single digit percentage versus 2018, excluding any currency impact, and expect an improvement in our adjusted EBITDA margin for full year 2019 versus 2018.
“While the business was temporarily challenged in the third quarter due to the unforeseen delays, our diversification initiatives that are geared towards growth products such as Tecnidex, Harvista and FreshCloud all achieved constant currency growth in the year-to-date period. We remain focused on the controllable aspects of our business and are succeeding in our efforts to optimize operating costs and improve the capital structure. As we mentioned in the previous quarter, we expect to see a reduction of non-recurring expenses moving forward with the completion of the MirTech litigation on October 11, 2019. To that end, we are pleased with the jury’s favorable verdict against Decco Post-Harvest, Inc. and Decco’s parent company, UPL Limited, and look forward to resolving this matter permanently.”
Financial Highlights for the Third Quarter and First Nine Months of 2019
Net sales for the third quarter of 2019 decreased 28.7%, to $49.0 million, compared to $68.7 million in the third quarter of 2018. Excluding the impact of foreign currency exchange, which reduced revenue by $1.2 million compared to the third quarter of 2018, revenue decreased 27%. The net sales decrease was primarily the result of the delay in apple harvest timing across the northern hemisphere versus the prior year third quarter which saw an earlier and shorter harvest. Year-to-date net sales decreased 13.1% and on a constant currency basis decreased 11.2% compared to the prior year period.

Gross profit for the third quarter was $35.1 million compared to $52.0 million in the prior year period, and gross profit margin was 71.6% versus 75.7% in the prior year period. The lower gross margin was primarily a function of sales mix shift. Year-to-date gross profit margin was 71.1%, compared to 73.8% in the prior year period.
Research and development costs were $2.6 million in the third quarter of 2019, compared to $3.5 million in the prior year period. This decrease was driven primarily by timing of projects. Year-to-date research and development expenses decreased $0.6 million to $9.7 million.
Selling, general and administrative expenses decreased 17.6%, to $15.0 million in the third quarter of 2019 as compared to $18.2 million in the prior year period. Included in selling, general and administrative expenses were $1.6 million in the current quarter and $3.7 million in the prior year quarter of costs associated with non-recurring items that included M&A, litigation and severance. Excluding these items, selling general and administrative expenses decreased approximately 7.7% in the third quarter versus the prior year period, which reflects the Company's ongoing cost optimization initiatives. On a year-to-date basis, selling, general and administrative expenses decreased by 6.2% and excluding non-recurring items by 7.5% versus the prior year period.
Third quarter of 2019 net income was $3.3 million, compared to net income of $3.5 million in the prior year period. Year-to-date net loss was $31.6 million, compared to net loss of $27.9 million in the prior year period.
Adjusted EBITDA(1) was $20.6 million in the third quarter of 2019, compared to $34.6 million in the prior year period. The decrease was driven by lower sales, partially offset by improved cost structure. Year-to-date adjusted EBITDA(1) decreased by $10.8 million, or 25.4%, to $31.7 million.
As of September 30, 2019, cash and cash equivalents were $18.7 million.
Background on Favorable Patent Infringement Verdict
On October 11, 2019 AgroFresh was awarded a verdict of $31.1 million in damages by a jury in the United States District Court in Delaware in its litigation against Decco Post-Harvest, Inc. and Decco’s parent company, UPL Limited. The award is subject to any appeals that may be taken by the parties in the future. The verdict included a determination that UPL and Decco had willfully and maliciously misappropriated AgroFresh trade secrets, willfully infringed an AgroFresh patent, converted AgroFresh property, engaged in unfair competition, and interfered with AgroFresh’s contractual relationships.
In an earlier ruling in June 2017, the Delaware Court had determined that AgroFresh was the owner of the TruPick patent, which had been developed by AgroFresh’s former consultant as a part of a joint venture with Decco. In the Court’s written Opinion, the Court ruled that the relevant sections of the agreements between AgroFresh and its former consultant were “clear and unambiguous” and that under the terms of those agreements, AgroFresh’s former consultant automatically assigned to AgroFresh the TruPick patent and technology.
Conference Call
The Company will host a conference call and webcast where members of the executive management team will discuss these results with additional comments and details today, November 7, 2019 at 4:30 pm E.T. The conference call and supplemental earnings presentation will be available live over the internet through the “Events & Presentations” page of the Investor Relations section of the Company’s website at www.agrofresh.com. To participate on the live call, listeners in the United States may dial 877-407-4018 and international listeners may dial 201-689-8471.
A replay of the conference call will be archived on the Company's website and telephonic playback will be available from 7:30 pm. ET, November 7, 2019 through November 21, 2019. Listeners in the United States may dial 844-512-2921 and international listeners may dial 412-317-6671. The passcode is 13694665.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company's management to evaluate the Company's performance, including incentive bonuses and for bank covenant reporting. Management believes that these measures enhance a reader's understanding of the operating and financial performance of the Company and facilitate a better comparison between fiscal periods. EBITDA excludes income taxes, interest expense and depreciation and amortization, whereas Adjusted EBITDA further excludes items that are non-cash, infrequent, or non-recurring, such as share-based compensation, severance, litigation and M&A related costs, to provide further meaningful information for evaluation of the Company’s performance.
The Company does not intend for the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.
About AgroFresh
AgroFresh (Nasdaq: AGFS) is a leading global innovator and provider of science-based solutions, data-driven technologies and experience-backed services to enhance the quality and extend the shelf life of fresh produce. For more than 20 years, AgroFresh has been revolutionizing the apple industry and has launched new innovative solutions in a variety of fresh produce categories from bananas to cherries and citrus to pears. AgroFresh supports growers, packers and retailers by supplying post-harvest solutions across the industry that enhance crop values while conserving our planet’s resources and reducing global food waste.
Visit www.agrofresh.com to learn more.
™Trademark of AgroFresh Inc.
Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition, the ability of the business to grow and manage growth profitably, risks associated with acquisitions and investments, changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
For AgroFresh Solutions, Inc.
Jeff Sonnek - Investor Relations
ICR Inc.
Jeff.Sonnek@icrinc.com
646-277-1263

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	September 30, 2019	December 31, 2018

ASSETS
Current Assets:
Cash and cash equivalents	$18,746	$34,852
Accounts receivable, net of allowance for doubtful accounts of $2,358 and $2,336, respectively	72,074	67,942
Inventories	24,199	24,807
Other current assets	14,648	15,608
Total Current Assets	129,667	143,209
Property and equipment, net	13,643	13,289
Goodwill	6,091	6,670
Intangible assets, net	676,938	711,967
Deferred income tax assets	10,095	7,332
Other assets	22,492	16,820
TOTAL ASSETS	$858,926	$899,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,257	$7,530
Current portion of long-term debt	4,748	6,419
Income taxes payable	4,374	4,815
Accrued expenses and other current liabilities	41,397	45,340
Total Current Liabilities	60,776	64,104
Long-term debt	398,619	400,309
Other noncurrent liabilities	40,733	32,066
Deferred income tax liabilities	17,555	30,232
Total Liabilities	517,683	526,711

Commitments and contingencies (see Note 19)
Stockholders’ Equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 51,592,959 and 51,071,573 shares issued and 50,931,578 and 50,410,192 outstanding at September 30, 2019 and December 31, 2018, respectively	5	5
Preferred stock; par value $0.0001, 1 share authorized and outstanding	—	—
Treasury stock; par value $0.0001, 661,381 shares at September 30, 2019 and December 31, 2018, respectively	(3,885)	(3,885)
Additional paid-in capital	538,075	535,819
Accumulated deficit	(170,388)	(138,789)
Accumulated other comprehensive loss	(30,491)	(28,837)
Total AgroFresh Stockholders’ Equity	333,316	364,313
Non-controlling interest	7,927	8,263
Total Equity	341,243	372,576
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$858,926	$899,287

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Net sales	$48,972	$68,698	$109,095	$125,470
Cost of sales (excluding amortization of intangibles, shown separately below)	13,892	16,662	31,516	32,910
Gross profit	35,080	52,036	77,579	92,560
Research and development expenses	2,566	3,491	9,720	10,293
Selling, general, and administrative expenses	14,998	18,212	47,044	50,133
Amortization of intangibles	11,754	12,002	35,136	34,342
Impairment of long lived assets	—	—	992	—
Change in fair value of contingent consideration	(229)	307	128	543
Operating income (loss)	5,991	18,024	(15,441)	(2,751)
Other (expense) income	(81)	(189)	(119)	419
Gain (loss) on foreign currency exchange	54	(4,731)	(2,884)	472
Interest expense, net	(8,606)	(9,132)	(26,021)	(26,250)
(Loss) income before income taxes	(2,642)	3,972	(44,465)	(28,110)
Income taxes (benefit) expense	(5,653)	1,018	(12,530)	214
Net income (loss) including non-controlling interests	$3,011	$2,954	$(31,935)	$(28,324)
Less: Net loss attributable to non-controlling interests	(278)	(516)	(336)	(442)
Net income (loss) attributable to AgroFresh Solutions, Inc	$3,289	$3,470	$(31,599)	$(27,882)

Net income (loss) per share:
Basic	$0.06	$0.06	$(0.64)	$(0.57)
Diluted	$0.06	$0.06	$(0.64)	$(0.57)
Weighted average shares outstanding:
Basic	50,227,590	49,853,181	50,138,835	49,671,648
Diluted	50,288,304	50,309,979	50,138,835	49,671,648

Non-GAAP Measures

The following table sets forth the non-GAAP financial measures of EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance (including incentive bonuses and for bank covenant reporting), are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods. These non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following is reconciliation between the non-GAAP financial measures of EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measure, net income (loss):

(in thousands)	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
GAAP net income (loss) including non-controlling interests	$3,011	$2,954	$(31,935)	$(28,324)
(Benefit) expense for income taxes	(5,653)	1,018	(12,530)	214
Interest expense(1)	8,606	9,132	26,021	26,250
Depreciation and amortization	12,356	12,533	36,692	35,486
Non-GAAP EBITDA	$18,320	$25,637	$18,248	$33,626
Share-based compensation	959	188	2,111	2,088
Severance related costs(2)	344	1,711	1,040	2,046
Other non-recurring costs(3)	1,297	2,035	6,305	4,655
(Gain) loss on foreign currency exchange(4)	(54)	4,731	2,884	(472)
Mark-to-market adjustments, net(5)	(229)	307	128	543
Impairment of intangible assets(6)	—	—	992	—
Non-GAAP Adjusted EBITDA	$20,637	$34,609	$31,708	$42,486

——————————————————————————————————————————————————————
(1) Interest on the term loan and accretion for debt discounts, debt issuance costs and contingent consideration
(2)  Severance costs related to ongoing cost optimization initiatives
(3) Costs related to certain professional and other infrequent or non-recurring fees, including those associated with transition service agreement, litigation and M&A related fees
(4) (Gain) loss on foreign currency exchange relates to net losses and gains resulting from transactions denominated in a currency other than the entity's functional currency
(5)  Non-cash adjustment to the fair value of contingent consideration
(6)  Impairment of intangible assets related to software